UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2020

Revance Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36297	77-0551645
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7555 Gateway Boulevard, Newark, California, 94560

(Address of principal executive offices and zip code)

(510) 742-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RVNC	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 10, 2020, Revance Therapeutics, Inc. (“Revance” or “the Company”) and Teoxane SA (“Teoxane”), entered into an Exclusive Distribution Agreement (the “Agreement”), pursuant to which Teoxane has granted the Company with the exclusive right to import, market, promote, sell and distribute Teoxane’s line of Resilient Hyaluronic Acid dermal fillers, which have been approved by the FDA for the correction of moderate to severe dynamic facial wrinkles and folds, including RHA® 2, RHA® 3 and RHA® 4 in the currently approved indications, as well as RHA® 1, once approved, in the indication currently in ongoing clinical trials and future Hyaluronic Acid filler advancements by Teoxane (collectively, the “Products”) in the United States, its territories and possessions (the “Territory”), in exchange for 2,500,000 shares of Revance’s common stock.

Pursuant to the Agreement, Revance will be the exclusive distributor of the Products in the Territory during the term of the Agreement. If Teoxane intends to pursue regulatory approval for hyaluronic acid based dermal fillers for certain new indications or filler technologies, including innovations with respect to the Products in the United States, such product will be subject to certain specified cost-sharing arrangements for third party expenses incurred in obtaining regulatory approval. Revance will also have a right of first negotiation with respect to any cosmeceutical products that Teoxane wishes to distribute in the United States, and Teoxane will have a right of first negotiation in connection with the distribution of the Company’s lead product candidate, DaxibotulinumtoxinA for Injection for aesthetic use, outside the Territory where Teoxane has an affiliate.

The Company will be required to meet certain minimum purchase obligations with respect to Products during each year of the term, as well as to meet certain minimum expenditure requirements in connection with its commercialization efforts.

The Agreement will be effective for a term of ten years and may be extended for a further two year period upon the mutual agreement of the parties. Either party may terminate the Agreement in the event of the insolvency of, or a material breach by, the other party, including certain specified breaches that include the right for Teoxane to terminate the Agreement for Revance’s failure to meet the minimum purchase requirements or commercialization expenditure during specified periods, or for any breach by Revance of the exclusivity obligations under the Agreement. In the case of a wrongful termination for breach, the terminated party has the right to claim certain indirect and consequential damages and to receive a specified damages payment. Teoxane will also have the right to terminate the Agreement upon a change of control of the Company, solely where the acquiring party is a competitor entity engaged in the research, development, manufacture or commercialization of any hyaluronic acid dermal filler product.

The Agreement contains various representations and warranties, covenants and other provisions that are customary for a transaction of this nature. The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and may be subject to limitations agreed upon by the parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts.

The foregoing is a summary of the terms of the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to a future amendment of this Current Report on Form 8-K or as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2020	Revance Therapeutics, Inc.

	By:	/s/ Tobin C. Schilke
Tobin C. Schilke
Chief Financial Officer